Exhibit 99.1

Press Release

For immediate release

Company contact: Robert W. Howard, Chief Financial Officer and Treasurer, 303-293-9100

Larry C. Busnardo, Investor Relations, 303-312-8514

Bill Barrett Corporation Announces Expanded DJ Basin Drilling Program,

Updates 2015 Guidance and Establishes Initial 2016 Production Growth Range

DENVER — June 10, 2015 — Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that it is increasing its 2015 capital program to expand and accelerate its extended reach lateral (“XRL”) drilling program in the Northeast (“NE”) Wattenberg area of the Denver-Julesburg (“DJ”) Basin and is establishing an initial 2016 production growth range.

The increased activity will include adding a second rig in the NE Wattenberg area early in the third quarter of 2015 that the Company expects will spud an additional 11 gross (8 net) operated XRL wells in the second half of 2015.  The Company now anticipates participating in 35-40 gross (28-32 net) operated development wells in the NE Wattenberg area during 2015, most of which are XRL wells.  The increased development activity will contribute only slightly to 2015 production due to the timing of completions associated with multi-well pad drilling, but is expected to have a greater impact in 2016 and DJ Basin production is anticipated to grow in excess of 60% and 25% in 2015 and 2016, respectively.  Incorporating the higher level of activity, the Company is increasing its 2015 production guidance to 6.0-6.4 MMBoe and raising its capital expenditure guidance to $320-$350 million, which includes capital for the second rig in NE Wattenberg, additional working interests in wells, and a small number of obligation wells related to the retention of leaseholds.  The Company is also providing an initial 2016 corporate production growth target of 10%-15% over 2015 based on an indicative 2016 capital spending level of between $225-$275 million, which assumes approximately 40 gross (32 net) operated XRL wells utilizing a two-rig drilling program at current service cost levels and is subject to board approval during the normal budgeting cycle.

Chief Executive Officer and President Scot Woodall commented, “We continue gaining operational momentum based on the results of our XRL drilling program.  The initial thirty-day production data from our latest completion design is yielding improved early well performance and attractive returns of nearly 40%(1) at current commodity prices.  With a large and significant opportunity set in front of us, we recognize the benefit of increasing our XRL activity at this time to be better positioned for increased production growth and stronger cash flows in 2016.  We expect DJ Basin production to significantly increase as the full benefit of adding the second rig is realized.  Our financial position remains strong and is supported by an undrawn revolving credit facility and a significant cash position.  We also have over 90% of our 2015 oil and natural gas production and nearly half of 2016 hedged at favorable commodity prices.  We will remain capital disciplined and flexible in our capital policies as we utilize a two-rig program to efficiently create value from our DJ Basin acreage position.”

The capital budget is expected to be funded internally through operating cash flow, cash on hand, borrowings under the Company’s revolving credit facility, non-core asset divestitures and sales of common stock from time to time.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

(1) Calculated for an XRL well utilizing a 9,500’ lateral, 55-stage plug-and-perf completion, $6.25 million well cost, flat pricing of $65 NYMEX oil & $3.25 NYMEX gas and incorporates a $9/bbl long-term oil price differential

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are subject to events, risks and uncertainties that may be outside the Company’s control. Actual results could differ materially from those discussed in the forward-looking statements. In particular, the Company is providing 2015 and 2016 operating guidance, which contains projections for certain 2015 and 2016 operational and financial metrics.

These and other forward-looking statements herein are based on management’s judgment as of the date hereof and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements due to, among other things: oil, NGL and natural gas price volatility, including regional price differentials; changes in operational and capital plans; changes in capital costs, operating costs, availability and timing of build-out of third party facilities for gathering, processing, refining and transportation; delays or other impediments to drilling and completing wells arising from political or judicial developments at the local, state or federal level, including voter initiatives related to hydraulic fracturing; development drilling and testing results; the potential for production decline rates to be greater than expected; regulatory delays, including seasonal or other wildlife restrictions on federal lands; exploration risks such as drilling unsuccessful wells; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; debt and equity market conditions, including the availability and costs of financing to fund the Company’s operations as well as the ability to raise capital through the offer and sale of common stock by the Company from time to time; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; compliance with environmental and other regulations, including new emission control requirements; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties; litigation; and environmental liabilities. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and other filings, including its Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for further discussion of risk factors that may affect the forward-looking statements.  The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.